Exhibit 99.1

Poniard Pharmaceuticals and Allozyne Terminate Planned Merger

SAN FRANCISCO, Calif. – December 22, 2011 – Poniard Pharmaceuticals, Inc. (NASDAQ: PARDD) today announced that Poniard and Allozyne, Inc. have mutually agreed to terminate the Agreement and Plan of Merger and Reorganization dated June 22, 2011. The termination follows the parties’ determination that the common stock of the combined company resulting from the proposed merger will not qualify for listing on The Nasdaq Capital Market, which is a condition to closing of the merger. Poniard’s board of directors is actively exploring alternatives for Poniard’s business and assets.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products. For additional information please visit http://www.poniard.com.

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David Pitts

Argot Partners

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